UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2023

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
188 East Blaine Street, Suite 200
Seattle, Washington 98102
(Address of Principal Executive Offices, including zip code)
(206) 788-4545
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement
As previously disclosed, in June 2020, Alpine Immune Sciences, Inc. (the “Company”) entered into an Option and License Agreement, as amended in April 2022 (as amended, the “Agreement”), with AbbVie Ireland Unlimited Company (“AbbVie”). Under the terms of the Agreement the Company granted to AbbVie an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable license to certain intellectual property rights for the research, development and commercialization of acazicolcept and any other molecule owned or controlled by the Company that binds to or directly modulates or targets ICOS at certain agreed-upon levels (collectively, the “Compounds”), on a worldwide basis for all human and non-human diagnostic, prophylactic and therapeutic uses, subject to certain exceptions set forth in the Agreement. Through the date of this Current Report on Form 8-K, the Company has received $105.0 million in upfront and pre-Option exercise development milestones as part of the Agreement.
On December 20, 2023, the Company and AbbVie Global Enterprises Ltd. (as assignee of AbbVie) entered into a letter amending the Agreement (the “Amendment”). Pursuant to the terms of the Amendment, within 30 days of the date of the Amendment, the Company will stop enrollment of any new patients in its ongoing Phase 2 clinical trial in systemic lupus erythematosus (the “Phase 2 Trial”) and conduct a final analysis (the “Analysis”) after the last patient enrolled in the Phase 2 Trial has completed the study protocol. The Company agreed to provide AbbVie with a data package based on the Analysis and including certain information described in the Amendment (the “Revised Data Package”). AbbVie may exercise the Option until its expiration 90 days following the date the Company delivers to AbbVie the Revised Data Package, subject to certain extensions as described in the Amendment.
Among other changes, under the terms of the Amendment, the Option exercise fee was reduced from $75 million to $10 million, other potential payments related to future development, commercial, and sales-based milestones as well as sales-based royalties under the Agreement were reduced by 25% from the originally agreed upon amounts, a pre-Option exercise development milestone was removed, and the timeline of the Phase 2 Trial and process for the Company to provide the Revised Data Package was revised.
As a result of the Amendment, if AbbVie exercises the Option, it will make cash payments to the Company in the period following the exercise of the Option upon AbbVie’s achievement of certain development and commercial milestones, up to an aggregate amount of $153.75 million. AbbVie will also make certain sales-based cash milestone payments to the Company upon the achievement of certain annual net sales targets up to an aggregate of $337.5 million. AbbVie will also pay the Company royalties based on future net sales of any pharmaceutical product that contains a Compound. Such royalty percentages range from a mid-single digit percentage to a high-single digit percentage of net sales, with the specific royalty rate depending on the aggregate net sales.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Agreement and related amendments, copies of which are filed as Exhibits 10.22 and 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 23, 2023, and are incorporated herein by reference.
The foregoing summary and description of the Amendment does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amendment. A copy of the Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
On December 21, 2023, the Company issued a press release announcing the entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Alpine Immune Sciences, Inc. dated December 21, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2023	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer